Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Krispy Kreme, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Krispy Kreme, Inc. and subsidiaries on Form S-1/A (File No. 333-256664) and on Form S-8 (File No. 333-276045).

/s/ GRANT THORNTON LLP

Denver, Colorado
February 27, 2024